EXHIBIT 99-6


          December 13, 1995

          The Manufacturers Life Insurance
            Company of America
          500 N. Woodward Avenue
          Suite 250
          Bloomfield Hills Michigan 48304
          U.S.A.

          Gentlemen:

          This opinion is furnished in connection with the filing of Post-Effective Amendment No. 19 to Registration Statement No. 33-13774 on Form S-6 ("Registration Statement") which covers premiums expected to be received under Flexible Premium Variable Life Insurance Policies ("Policies") to be offered by The Manufacturers Life Insurance Company of America ("Company"). The prospectus included in the Registration Statement describes Policies which will be offered by the Company in each State where they have been approved by appropriate State insurance authorities. The Policy form was prepared under my direction, and I am familiar with the amended Registration Statement and Exhibits thereto. In my opinion:

              (l) The table of corridor percentages shown under the caption "What Death Benefit Options Are Available?" is consistent with the Policy's provisions.

              (2) The illustrations of death benefits based on Policy Value multiplied by corridor percentage shown under the caption "What Death Benefit Options Are Available?", based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy.

              (3) The illustration of Modified Policy Debt shown in the second paragraph under the caption "What Are The
                    Provisions Governing Policy Loans?", based on the assumptions stated in the illustration, is consistent with the Policy's provisions.

              (4) The illustration of an application of the loan tier amount shown under the sub-caption "Interest Credited to the Loan Account" of the caption "What Are The
                    Provisions Governing Policy Loans?", based on the assumptions stated in the illustration, is consistent with the provisions of the Policy.

              (5) The Loan Account illustration shown as a sub-caption under the caption "What Are The Provisions Governing
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                    Policy Loans",  based on  the assumption  stated in the
                    illustration, isconsistent with the Policy'sprovisions.

              (6) The schedule of deferred underwriting charges shown under the sub-caption "Deferred Underwriting Charge" of the caption "What Are The Surrender Charges?" is consistent with the Policy's provisions.

              (7) The table under the sub-caption "Deferred Underwriting Charge" of the caption "What Are The Surrender Charges?" showing, on an annual basis, the surrender charge applied to the Policy five years or more after issuance of the Policy or a face amount increase, is consistent with the provisions of the Policy.

              (8) The table under sub-section "Deferred Sales Charge" of the caption "What Are The Surrender Charges?" showing for life insureds over age 69 at issue or face amount increase the applicable percent of premium reduction against which the deferred sales charge is applied is consistent with the Policy's sales charge structure.

              (9) The illustration of the operation of the maximum sales charge under the sub-caption "Refund of Excess Sales Charge" of the caption "What Are The Surrender
                    Charges?", based on the assumptions stated in the illustration, is consistent with the Policy's sales charge structure.

              (10) The illustrations of Accumulated Premiums, Policy Values, Cash Surrender Values, and Death Benefits for the Policy shown in the Appendix under the caption "What Are Some Illustration Of Policy Values, Cash Surrender Values and Death Benefits?", based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in these illustrations, appear to be correspondingly more favorable to a prospective purchaser of the Policy for male ages 25 and 35, than to prospective purchasers of the Policy for females or males at other ages.

          I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

          Very truly yours,


          John R. Ostler

          John R. Ostler
          Vice President, Treasurer and Chief Actuary